SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   July 2, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events


     Duff & Phelps has announced it has raised the senior long-term debt rating of Caterpillar Inc. to "A+" from "A."

     In its own news release, Duff & Phelps said: "The rating change reflects Caterpillar's success in expanding margins, the superior market positions achieved by its diverse product line, strong cash flow in comparison with financial obligations and reinvestment requirements, and attractive growth prospects. The ability of Caterpillar to absorb cyclical downturns with minimal adverse impact on its capital structure was also a major consideration in the upgrade."

     Douglas R. Oberhelman, Caterpillar vice president and chief financial officer, said: "Duff & Phelps recognizes that this company's success and growth potential are the result of strategic initiatives that provide both product and geographic diversification for our company. We're pleased with this recognition and fully plan to live up to the expectations that come with this new higher rating."

     The rating agency also said: "The company's superior brand name, strong number-one market share across the vast majority of its product lines, parts and servicing capabilities and new product introductions have demonstrated Caterpillar's ability to sustain long-term product leadership and relative price flexibility in comparison to its competitors."

     Caterpillar ranks third in five-year average annual return to stockholders among the 30 Dow Jones Industrial stocks. During the second quarter, the company registered the most significant stock price gains (33.8% increase) among the Dow Jones 30.

     Caterpillar is the world's leading manufacturer of construction and mining equipment, natural gas engines and industrial gas turbines, and is a leading manufacturer of diesel engines. After a third successive year of record sales and profit, Caterpillar's Board of Directors voted at its last meeting to increase the quarterly cash dividend from 40 to 50 cents per share of common stock, and to split the outstanding shares of company common stock on a two-for-one basis.




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                          By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  July 2, 1997